Exhibit 10.1

RIVER FINANCIAL CORPORATION

(the “Company”)

DIRECTOR FEE COMPENSATION PLAN

2019

The following is a general description of the compensation program with respect to directors of the Company.

1.	Cash/Fees

The board may from time to time establish director fees for board and committee meetings to be paid to all directors, including directors who are employed by the Company.  Fees will normally be paid in January for services rendered the previous year.  To the extent any fee is to be paid based on attendance, attendance in person and by telephone shall count equally as attendance.  New directors appointed during the year will be paid fees on a pro rata basis based on time of service.

2.	Equity Grants

Any director may elect, at any time, to receive a grant of Company common stock, if available, in lieu of cash to be paid.  The election may be for 100 percent or a portion of the cash to be paid.  The board shall determine the value of the common stock to be issued based upon current information available to the board and deemed reasonable.  No fractional shares will be issued.  If a grant of Company common stock is elected, then any fractional shares will be paid in cash.

3.	Applicable Persons

The compensation provided in this plan shall be effective for directors of the Company or any Affiliate of the Company.  “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

4.	Stock Grants

All stock amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

5.	Amendments

The board of directors shall periodically review this Plan to assess whether any amendments in the type and amount of compensation provided herein should be made.